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Exhibit 99.1

NATURE'S SUNSHINE PRODUCTS REPORTS INCREASED
FIRST QUARTER OPERATING INCOME

        PROVO, Utah, April 21, 2003—Nature's Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported an increase in operating income for the quarter ended March 31, 2003, compared to the same period of the prior year.

        Sales revenue for the quarter ended March 31, 2003, decreased 4.9 percent to $72.1 million compared to $75.9 million for the same period of the prior year. For the quarter ended March 31, 2003, domestic sales revenue increased approximately 1.4 percent while international sales revenue decreased approximately 13.7 percent for the same period in the prior year. Operating income for the quarter ended March 31, 2003, increased 24.2 percent to $2.2 million compared to $1.8 million for the same period of the prior year. Selling, general and administrative ("SG&A") expense for the quarter ended March 31, 2003, decreased 8.4 percent to $24.8 million compared to $27.1 million for the same period of the prior year. SG&A, as a percentage of sales, decreased to 34.4 percent from 35.7 percent for the same period of the prior year. Net income for the quarter ended March 31, 2003, increased approximately $2.5 million, totaling $1.6 million, or $0.11 per common share on a diluted basis, compared to a net loss of $0.9 million, or $(0.05) per common share on a diluted basis, for the same period of the prior year.

        For the quarter ended March 31, 2003, significant increases in sales revenue were reported in the Russian Federation, Mexico, Israel, El Salvador, Equador and certain other export markets. However, total international sales revenue decreased primarily due to decreases in sales revenue in South Korea, as well as currency devaluations in Brazil and Venezuela. The Bolivar devalued approximately 96 percent from the first quarter of 2002 to the first quarter of 2003 and the Real devalued approximately 47 percent for the same period.

        "Operating income increased in the first quarter of 2003, and we will continue our focus on improving our top line growth," said Daniel P. Howells, President and CEO. "Our liquidity and profitability remain solid, and we expect that our efforts to strengthen our international activities will yield positive results."

        The number of worldwide distributors at March 31, 2003, was approximately 516,000 compared to approximately 509,000 at December 31, 2002. The number of worldwide managers at March 31, 2003, was approximately 15,900 compared to 14,000 at December 31, 2002.

        Working capital at March 31, 2003, totaled $26.8 million, and cash and cash equivalents totaled $23.7 million. In accordance with its previously-announced, Board-authorized repurchase program, the Company has repurchased approximately 1,188,000 common shares during 2003 at an average purchase price of $8.91 per share. Currently, the Company's total shares outstanding total approximately 13.9 million shares.

About Nature's Sunshine Products

        Nature's Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins and other complementary products. In addition to the U.S., the Company has operations in South Korea, Mexico, Venezuela, Japan, Brazil, Canada, Central America, Colombia, Ecuador, Peru, the United Kingdom, Israel, Taiwan and Singapore. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, Malaysia, New Zealand, Norway and the Russian Federation.

        Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff	Steven S. Anreder
Chief Financial Officer Nature's Sunshine Products, Inc. Provo, Utah 84605-9005 (801) 342-4370	Anreder Hirschhorn & Co. 10 East 40th Street, Suite 1308 New York, NY 10016 (212) 532-3232

For more information, contact us at our website at www.natr.com.

        Investors of Nature's Sunshine Products can listen to a conference call scheduled for Tuesday, April 22, 2003, at 10 am (EST) via the Internet at http://www.vcall.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call.

NATURE'S SUNSHINE PRODUCTS, INC.
FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION
(In thousands, except per share amounts)

	Quarter Ended March 31
	2003	2002
	(Unaudited)
Sales revenue	$72,141	$75,860

Cost of goods sold	13,014	13,615
Volume incentives	32,100	33,375
Selling, general and administrative	24,812	27,087

	69,926	74,077

Operating income	2,215	1,783
Other income (loss)	293	(2,272)

Income (loss) before income taxes	2,508	(489)
Provision for income taxes	904	399

Net income (loss)	$1,604	$(888)

Basic net income per common share	$0.11	$(0.05)

Basic weighted average common shares	14,897	16,262

Diluted net income per common share	$0.11	$(0.05)

Diluted weighted average common shares	15,091	16,262

SELECTED BALANCE SHEET INFORMATION
(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$23,683	$26,175
Other current assets	44,686	43,053

Total current assets	68,369	69,228
Property, plant and equipment	34,054	34,621
Other assets	15,727	18,073

Total	$118,150	$121,922

Current liabilities	$41,582	$35,123
Other liabilities	3,641	2,899
Shareholders' equity	72,927	83,900

Total	$118,150	$121,922

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  Exhibit 99.1